Filed Pursuant to Rule 424(b)(3)

Registration No. 333-207464

PROSPECTUS SUPPLEMENT NO. 1

NOTIS GLOBAL, INC.

142,000,000 SHARES OF COMMON STOCK

This prospectus supplement No. 1 supplements the prospectus dated January 20, 2016 (the “prospectus”), relating to the offer and sale of up to 142,000,000 shares of common stock of Notis Global, Inc. (the “Company”), par value $0.001 per share, by the selling stockholders issuable upon conversion of principal under convertible debentures. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

The sole purpose of this prospectus supplement is to update the name of the Selling Stockholder in the prospectus. On March 11, 2016, the Selling Stockholder informed the Company that it has changed its name from “YA Global Master SPV Ltd.” to “YA II PN, Ltd.” (the “Selling Stockholder). Therefore, for purposes of the Company’s Post-Effective Amendment No. 1 to its Registration on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2016 and declared effective by the Commission on February 3, 2016, the prospectus and this prospectus supplement No. 1, in every case where the name YA Global Master SPV Ltd. appears, it shall be deemed replaced by the name YA II PN, Ltd. from and after March 11, 2016.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 10 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 11, 2016.